Exhibit 10.1

SIXTH AMENDMENT TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of July 14, 2017, is by and among HUTTIG BUILDING PRODUCTS, INC., a Delaware corporation (“Parent”), HUTTIG, INC., a Delaware corporation (“Huttig”) (Parent and Huttig are sometimes collectively referred to herein as “Borrowers” and individually as a “Borrower”), the other Credit Parties signatory to the hereinafter defined Credit Agreement, WELLS FARGO CAPITAL FINANCE, LLC, for itself, as a Lender, and as Agent (successor agent to General Electric Capital Corporation) for Lenders (“Agent”) and the other Lenders signatory to the hereinafter defined Credit Agreement.

W I T N E S S E T H :

WHEREAS, the Borrowers, the other Credit Parties, Agent and Lenders are party to that certain Amended and Restated Credit Agreement, dated as of September 3, 2010 (as heretofore or hereafter amended, restated, supplemented or otherwise modified, the “Credit Agreement”);

WHEREAS, on and subject to the terms and conditions hereof, the parties hereto wish to amend certain provisions of the Credit Agreement as set forth herein; and

WHEREAS, this Amendment shall constitute a Loan Document and these Recitals shall be construed as part of this Amendment; capitalized terms used herein without definition are so used as defined in Annex A to the Credit Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1.                  Amendments. Subject to the conditions set forth below, the Credit Agreement shall be amended as follows:

(a)                                        Section 1.5 of the Credit Agreement is hereby amended as follows:

(i)                 by amending and restating the grids located therein relating to the Applicable Margins (other than the Applicable Unused Line Fee Margin) in their entirety as follows:

If Average Availability is:	Level of Applicable Margins:
≥$70,000,000	Level I
≥ $50,000,000 but <$70,000,000	Level II
< $50,000,000	Level III

Applicable Margin
	Level I	Level II	Level III
Applicable Revolver Index Margin	-0.75%	-0.50%	-0.25%
Applicable Revolver LIBOR Margin	1.25%	1.50%	1.75%
Applicable L/C Margin	1.25%	1.50%	1.75%

(ii)               by amending and restating the second paragraph immediately succeeding the Applicable Margin to read as follows:

Adjustments in the Applicable Margins commencing with the Fiscal Quarter beginning July 1, 2017 (provided, that for the prior period beginning as of the Sixth Amendment Effective Date and ending as of the delivery date for the Borrowing Base Certificate for the Fiscal Quarter ending June 30, 2017, the Applicable Margins (other than the Applicable Unused Line Fee Margin, which shall continue to be 0.25%) shall be set at Level 1 on the Applicable Margin grid set forth above) shall be implemented quarterly as of the first day of the Fiscal Quarter in which Agent receives delivery of the Borrowing Base Certificate dated and accurate as of the last day of the most recently completed Fiscal Quarter evidencing the need for an adjustment. Concurrently with the delivery of such Borrowing Base Certificate, Borrower Representative shall deliver to Agent and Lenders a certificate, signed by its chief financial officer or treasurer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins, including, without limitation, a calculation of Average Availability for such period. Failure to timely deliver such quarter-end Borrowing Base Certificate shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of a Borrowing Base Certificate demonstrating that such an increase is not required. If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.

(b)                                       The first sentence of Section 1.18 of the Credit Agreement is amended and restated to read as follows:

“Upon the written consent of Agent, Borrowers may, at their option, seek to increase the aggregate Revolving Loan Commitments by up to $50,000,000 on a one-time basis.”

(c)                                        The first sentence of Section 5.4(a) of the Credit Agreement is amended and restated to read as follows:

“(a) Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of fire, theft, product liability, public liability, Flood Insurance, property damage, other casualty, employee fidelity, workers' compensation, and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of any Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and reasonably acceptable to Agent and the Lenders and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate.”

(d)                                       New clauses (c) and (d) are added to Section 5.10 of the Credit Agreement to read as follows:

“(c) Each of the parties hereto acknowledges and agrees that, if there are any Mortgaged Properties, any increase, extension or renewal of any of the Loans (including the provision of an increase in the aggregate Revolving Loan Commitments or any other incremental credit facilities hereunder, but excluding (i) any continuation or conversion of borrowings, (ii) the making of any Revolving Loans or (iii) the issuance, renewal or extension of Letters of Credit) shall be subject to (and conditioned upon): (1) the prior delivery of all flood hazard determination certifications, acknowledgements and evidence of flood insurance and other flood-related documentation with respect to such Mortgaged Properties as required by the National Flood Insurance Program and as otherwise reasonably required by the Agent and (2) the Agent shall have received written confirmation from the Lenders, flood insurance due diligence and flood insurance compliance has been completed by the Lenders (such written confirmation not to be unreasonably withheld, conditioned or delayed).

(d)       Notwithstanding the foregoing, the Agent shall not enter into any Mortgage in respect of any real property acquired by any Borrower or any other Credit Party after the Restatement Date until (1) the date that occurs 45 days after the Agent has delivered to the Lenders (which may be delivered electronically) the following documents in respect of such real property: (i) a completed flood hazard determination from a third party vendor; (ii) if such real property is located in a “special flood hazard area”, (A) a notification to the Borrower Representative (or applicable Credit Party) of that fact and (if applicable) notification to the Borrower Representative (or applicable Credit Party) that flood insurance coverage is not available and (B) evidence of the receipt by the Borrower Representative (or applicable Credit Party) of such notice; and (iii) if such notice is required to be provided to the Borrower Representative (or applicable Credit Party) and flood insurance is available in the community in which such real property is located, evidence of required flood insurance and (2) the Agent shall have received written confirmation from the Lenders that flood insurance due diligence and flood insurance compliance have been completed by the Lenders (such written confirmation not to be unreasonably conditioned, withheld or delayed).”

(e)                                        Section 5.13 of the Credit Agreement is amended and restated to read as follows:

“5.13 Cash Management System. Each Credit Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Letters or control agreements, with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts) providing springing cash dominion to Agent in the case of deposit accounts as of or after the Restatement Date; provided, that Agent shall not assert such cash dominion until such time as either (i) an Event of Default has occurred and is continuing or (ii) Borrowing Availability is less than the Minimum Availability Amount; provided, further, that in any instance where Borrowing Availability is less than the Minimum Availability Amount, such right shall be terminated with respect to such instance following certification by Borrower Representative to Agent and Agent’s confirmation that Borrowing Availability has exceeded $15,000,000 for ninety (90) consecutive days.”

(f)                                        Section 6.1 of the Credit Agreement is amended and restated to read as follows:

6.1       Mergers, Subsidiaries, Etc. No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary unless such Subsidiary, upon its formation or acquisition, as applicable, become a Credit Party hereunder and Borrowers and such Subsidiary take such actions as required by Section 5.10, or (b) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person; provided, that (x) any Borrower may merge with and into another Borrower so long as the Borrower Representative shall be the survivor of any such merger to which it is a party, (y) any Subsidiary may merge with and into a Borrower so long as such Borrower shall be the survivor of any such merger to which it is a party and (z) any Subsidiary may merge with, consolidate with, acquire all, or substantially all the assets or Stock of another Subsidiary so long as, if either is a Borrower, then the survivor of any such merger, consolidation or acquisition is a Borrower and, if either is a Credit Party that is not a Borrower, then the survivor of any such merger, consolidation or acquisition is a Credit Party. Notwithstanding the foregoing, any Borrower may acquire all or substantially all of the assets or Stock of any Person (the “Target”) (in each case, a “Permitted Acquisition”) subject to the satisfaction of each of the following conditions:

(i)                 Agent shall receive at least thirty (30) days’ prior written notice prior to the closing of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

(ii)               such Permitted Acquisition shall only involve assets located in the United States or Canada (subject to immaterial amounts of assets not so located) and comprising a business, or those assets of a business, of the type useful in or engaged in, as applicable, by Borrowers as of the Restatement Date and any line of business or business activities that are substantially similar, related or incidental thereto, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals of the type applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iii)             such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors or persons performing similar functions;

(iv)             unless Agent otherwise consents, after giving effect to the sum of all amounts payable in connection with all Permitted Acquisitions (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and Target which takes into account all Permitted Acquisitions effected prior to the date of such balance sheet), (i) Borrowing Availability is greater than or equal to 17.5% of the Borrowing Base, (ii) after giving effect to any such amounts payable in connection with all such Permitted Acquisitions, the Fixed Charge Coverage Ratio recomputed on a pro forma basis after giving effect thereto shall not be less than 1.10:1.00, and (iii) no Event of Default shall have occurred and be continuing or would result therefrom; provided, however, that compliance with clause (iii) hereof shall be the sole requirement in the event that after giving effect to all amounts payable in connection with all Permitted Acquisitions, Borrowing Availability is greater than 25% of the Borrowing Base;

(v)               at or prior to the closing of any Permitted Acquisition, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target, and Borrowers and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(vi)             concurrently with delivery of the notice referred to in clause (i) above, Borrowers shall have delivered to Agent, in form and substance reasonably satisfactory to Agent:

(A)       a pro forma consolidated balance sheet, income statement and cash flow statement of Borrowers and its Subsidiaries (the “Acquisition Pro Forma”), based on recent financial statements, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of Borrowers and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) average daily Borrowing Availability of all Borrowers for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $30,000,000 on a pro forma basis (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such Borrowing Availability of $30,000,000 shall continue for at least ninety (90) days after the consummation of such Permitted Acquisition, and (y) on a pro forma basis, no Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition and either (i) Borrowers would have been in compliance with the Financial Covenant for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex D prior to the consummation of such Permitted Acquisition (after giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period and calculated without regard to whether the then current Borrowing Availability exceeds the Minimum Availability Amount) or (ii) the sum of all amounts payable (including all transaction costs and all Indebtedness, liabilities and contingent obligations incurred or assumed in connection therewith or otherwise reflected in a consolidated balance sheet of Borrowers and the applicable Target(s)) in connection with (A) all Permitted Acquisitions shall not exceed $30,000,000 in the aggregate and (B) any such Permitted Acquisition shall not exceed $20,000,000 (or such greater amount agreed to by Agent, but in any event not to exceed, when aggregated with all other Permitted Acquisitions for purposes of this clause (ii), $30,000,000);

(B)       updated versions of the most recently delivered Projections covering the 1-year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the “Acquisition Projections”) and based upon historical financial data of a recent date reasonably satisfactory to Agent, taking into account such Permitted Acquisition; and

(C)       a certificate of the chief financial officer or treasurer of Borrower each to the effect that: (w) each Borrower (after taking into consideration all rights of contribution and indemnity such Borrower has against each Borrower and each other Subsidiary of Borrower) will be Solvent upon the consummation of the Permitted Acquisition; (x) the Acquisition Projections are reasonable and good faith estimates of the future financial performance of Borrowers subsequent to the date thereof based upon the historical performance of Borrowers and the Target and based upon good faith assumptions made in light of current conditions and current facts known to Borrowers and show that Borrowers shall continue to be in compliance with the Financial Covenant for the 2-year period thereafter; and (y) Borrowers have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the non-privileged results of which investigation were delivered to Agent and Lenders;

(vii)           on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent including those specified in the last sentence of Section 5.9; and

(viii)         absent the written consent of the Requisite Lenders, at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

Notwithstanding the foregoing, the Accounts and Inventory of the Target shall not be included in Eligible Accounts and Eligible Inventory until Agent has notified Borrower Representative that it has completed such diligence matters (including, audits and appraisals (which shall be completed by appraisers chosen by Agent), as applicable) necessary to determine the eligibility thereof; provided; that Agent shall agree to act as promptly as practicable to complete such diligence matters; provided, further, that any audits, field examinations and/or appraisals in connection with Permitted Acquisitions shall not count against the limited number of audits, field examinations and appraisals for which expense reimbursement may be sought. The foregoing shall not preclude the Borrowers from including the Accounts and Inventory of the Target in any pro forma calculations required pursuant to this Section 6.1.

(g)                                       Clause (ix) of Section 6.3(a) of the Credit Agreement is amended and restated to read as follows:

“(ix) other unsecured Indebtedness in an aggregate amount not to exceed $20,000,000.”

(h)                                       Section 6.7 of the Credit Agreement is amended and restated to read as follows:

“No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of the Indebtedness secured by any such Liens; provided that the principal amount so secured is not increased and the Lien does not attach to any other property; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $15,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (d) Liens existing on property at the time of acquisition thereof by a Credit Party and not created in contemplation thereof which do not attach to any other assets of the Credit Parties and the Indebtedness secured by such Liens is permitted to exist pursuant to Section 6.1. In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.”

(i)                                         Section 6.13 of the Credit Agreement is hereby amended and restated to read as follows:

“6.13 Restricted Payments. No Credit Party shall make any Restricted Payment, except (a) dividends and distributions by Subsidiaries of any Borrower paid to such Borrower, (b) employee loans permitted under Section 6.4(b), (c) payments to redeem, purchase, repurchase, or retire, or to obtain the surrender of, any restricted stock (vested or unvested), outstanding warrants, options, or other rights to acquire Stock of any Credit Party now or hereafter outstanding in connection with employee benefit plans or compensation of directors of a Credit Party in the ordinary course of business, so long as, prior to and after giving effect to any such payment, (i) no Default or Event of Default exists, and (ii) Borrower is in compliance with the Financial Covenant, (d) dividends or payments made in respect of the Stock of Parent made in the form of additional units of Parent’s Stock and the issuance of options to acquire shares of Parent’s Stock and (e) other dividends and share repurchases in an unlimited amount in any Fiscal Year, so long as (i) after giving effect to any such dividend or payment, Borrowing Availability is greater than or equal to the greater of (x) 17.5% of the Borrowing Base and (y) $25,000,000, (ii) after giving effect to any such dividend or payment, the Fixed Charge Coverage Ratio recomputed on a pro forma basis after giving effect to such dividend or payment shall not be less than 1.10:1.00, and (iii) no Event of Default shall have occurred and be continuing or would result therefrom; provided, however, that compliance with clause (e)(iii) hereof shall be the sole requirement in the event that after giving effect to any such dividend or payment, Borrowing Availability is greater than the greater of (x) 25% of the Borrowing Base and (y) $35,000,000.”

(j)                                         Section 8.1(j) of the Credit Agreement is hereby amended by replacing the reference to “$250,000” with “$2,000,000”.

(k)                                       Annex A to the Credit Agreement is hereby amended as follows:

(i)                 By amending the definition of “Commitment Termination Date” therein in its entirety as follows:

“Commitment Termination Date” means the earliest of (a) July 14, 2022, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B, and the permanent reduction of the Revolving Loan Commitments to zero dollars ($0).

(ii)               By amending the definition of “Incremental Borrowing Base” therein in its entirety as follows:

“Incremental Borrowing Base” means, as of any date determined by Agent, from time to time, an amount equal to the lesser of (a) the sum of (i) 5% of the book value of Borrowers’ Eligible Accounts at such time and (ii) 5% of the NOLV Factor times the book value of Borrowers’ Eligible Inventory at such time, and (b) $15,000,000.

(iii)             By amending the definition of “Minimum Availability Amount” therein in its entirety to read as follows:

“Minimum Availability Amount” means, as of any date of determination, an amount equal to the greater of (a) $17,500,000 and (b) 12.5% of the Borrowing Base (but not to exceed 12.5% of the Maximum Amount) as of that date.

(iv)             By amending the definition of “National Flood Insurance Program” therein in its entirety to read as follows:

“National Flood Insurance Program” means, collectively, (i) the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968, as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994 and as now or hereafter in effect or any successor statute thereto, that mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities and provides protection to property owners through a Federal insurance program, and (iii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

(v)               By amending the definition of “Revolving Loan Commitment” therein in its entirety as follows:

“Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances or incur Letter of Credit Obligations as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances or incur Letter of Credit Obligations, which aggregate commitment shall be Two Hundred Fifty Million Dollars ($250,000,000) on the Sixth Amendment Effective Date, as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

(vi)             By inserting the following new definitions therein in appropriate alphabetical order:

“Sixth Amendment” means that certain Sixth Amendment to Amended and Restated Credit Agreement dated as of July 14, 2017 by and among the Borrowers, the other Credit Parties, Agent and the Lenders.

“Sixth Amendment Effective Date” has the meaning ascribed to it in Section 3 of the Sixth Amendment.

(l)                                         Annex D to the Credit Agreement is hereby amended as follows:

By amending clause (j) to replace the reference to “$500,000” with “$2,000,000”.

(m)                                     Annex E to the Credit Agreement is hereby amended as follows:

By amending clause (f) thereof in its entirety as follows:

“(f) Upon Agent’s request from time to time, the Credit Parties shall permit and enable Agent to obtain appraisals from appraisers chosen by Agent and in form and substance reasonably satisfactory to Agent stating (i) the then Net Orderly Liquidation Value, or such other value as determined by Agent, on all or any portion of the Inventory of each Credit Party and all Credit Parties and (ii) the fair market value, or such other value as determined by Agent (for example, replacement costs for purposes of Flood Insurance) of any Real Estate of any Credit Party, including any appraisal required to comply with FIRREA; provided, that notwithstanding any provision herein to the contrary, the Credit Parties shall only be obligated to reimburse Agent for the expense of (i) appraisals of Inventory occurring once per year (or two times during any year where Borrowing Availability falls below the greater of (a) $28,000,000 and (b) 12.5% of the Borrowing Base at any time during such year) and (ii) appraisals of Real Estate once per year or, in each case, more frequently so long as an Event of Default has occurred and is continuing; and”

(n)                                       Annex F to the Credit Agreement is hereby amended as follows:

By amending the first paragraph of clause (a) thereof in its entirety to read as follows:

“(a) Minimum Fixed Charge Coverage Ratio. On any date that Borrowing Availability is less than the Minimum Availability Amount, Borrowers and their Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than 1.00:1.00.”

(o)                                       Annex I to the Credit Agreement is hereby deleted in its entirety and replaced with Annex I attached hereto.

2.      Representations and Warranties of Credit Parties. In order to induce Agent and Lenders to enter into this Amendment, each Credit Party hereby jointly and severally represents and warrants to Agent and Lenders that:

(a)                                        Representations and Warranties. After giving effect to this Amendment, no representation or warranty by any Credit Party contained in the Credit Agreement or any of the other Loan Documents, including this Amendment, shall be untrue or incorrect in any material respect as of the date hereof, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by the Credit Agreement.

(b)                                       Authorization, etc. Each Credit Party has the power and authority to execute, deliver and perform this Amendment. Each Credit Party has taken all necessary action (including, without limitation, obtaining approval of its stockholders, if necessary) to authorize its execution, delivery and performance of this Amendment. No consent, approval or authorization of, or declaration or filing with, any Governmental Authority, and no consent of any other Person, is required in connection with any Credit Party’s execution, delivery and performance of this Amendment, except for those already duly obtained. This Amendment has been duly executed and delivered by each Credit Party and constitutes the legal, valid and binding obligation of each Credit Party, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether the application of such principles is considered in a proceeding in equity or at law). No Credit Party’s execution, delivery or performance of this Amendment conflicts with, or constitutes a violation or breach of, or constitutes a default under, or results in the creation or imposition of any Lien upon any material property of any Credit Party by reason of the terms of (i) any mortgage, deed of trust, material lease, material agreement, indenture, material contract or other material instrument to which any Credit Party is a party or which is binding upon it, (ii) any law or regulation or order or decree of any court or Governmental Authority applicable to any Credit Party, or (iii) the charter, bylaws, partnership or operating agreement, as applicable, of any Credit Party.

(c)                                        No Default. No Default or Event of Default has occurred and is continuing, or would result after giving effect hereto.

3.      Conditions to Effectiveness. The effectiveness of this Amendment is expressly conditioned upon the satisfaction, and delivery to Agent (on behalf of itself and Lenders), of each condition set forth in this Section 3 on or prior to the date hereof (the “Sixth Amendment Effective Date”):

(a)       Amendment. Duly executed originals of this Amendment from each Credit Party, the Agent and the Requisite Lenders.

(b)       Revolving Notes. Duly executed originals of Revolving Notes, or amended and restated Revolving Notes, as applicable, for each Lender requesting such a Revolving Note, executed by the Borrowers.

(c)       Reaffirmation of Collateral Documents. Duly executed originals of a Reaffirmation of Collateral Documents, dated the Sixth Amendment Effective Date, executed by each Credit Party.

(d)       Sixth Amendment Fee Letter. Duly executed originals of that certain Sixth Amendment Fee Letter dated as of the Sixth Amendment Effective Date by and between the Borrowers and Agent, and Agent for its own account shall have received from Borrowers all fees in connection therewith, which fees are fully earned and payable as of such date and shall constitute part of the Obligations.

(e)       Amendment Fees. Agent shall have received from Borrowers on the Sixth Amendment Effective Date, for the pro rata account and benefit of Lenders, (i) a fee with respect to the increase in the Revolving Loan Commitment pursuant to this Amendment in the amount of $90,000, (ii) a fee with respect to the Revolving Loan Commitment prior to giving effect to the Sixth Amendment Effective Date in the amount of $80,000, and (iii) each such fee is fully earned and payable as of such date and shall constitute part of the Obligations.

(f)       Charter and Good Standing. For each Credit Party, such Person’s (a) charter and all amendments thereto, (b) good standing certificates (including verification of tax status) in its state of incorporation and (c) good standing certificates (including, as requested by Agent, within ninety (90) days following the Sixth Amendment Effective Date (or such longer period to which Agent may consent), verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Sixth Amendment Effective Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

(g)                                       Bylaws and Resolutions. For each Credit Party, (a) such Person’s bylaws, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith on the Sixth Amendment Effective Date, each certified as of the Sixth Amendment Effective Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

(h)                                       Incumbency Certificates. For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents on the Sixth Amendment Effective Date, certified as of the Sixth Amendment Effective Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

(i)                                         Opinions of Counsel. Duly executed originals of opinion of Bryan Cave LLP, counsel for the Credit Parties, in form and substance reasonably satisfactory to Agent and its counsel, dated the Sixth Amendment Effective Date.

(j)                                         duly executed Mortgage amendments covering all of the owned Real Estate of the Credit Parties listed on Schedule A hereto.

(k)                                       Other Documents. All other agreements, certificates and other documents, including updated lien search results, as Agent may reasonably request to accomplish the purposes of this Amendment.

4.      Reference to and Effect on Loan Documents.

(a)                                        Ratification. Except as specifically provided in this Amendment, the Credit Agreement and the other Loan Documents shall remain in full force and effect and each Credit Party hereby ratifies and confirms each such Loan Document.

(b)                                       No Waiver. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver or forbearance of any right, power or remedy of Agent or any Lender under the Credit Agreement or any of the other Loan Documents, or constitute a consent (except as expressly set forth in Section 1 above), waiver or modification with respect to any provision of the Credit Agreement or any of the other Loan Documents. Upon the effectiveness of this Amendment each reference in (a) the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” or words of similar import and (b) any other Loan Document to “the Agreement” shall, in each case and except as otherwise specifically stated therein, mean and be a reference to the Credit Agreement as amended hereby.

5.      Miscellaneous.

(a)                                        Successors and Assigns. This Amendment shall be binding on and shall inure to the benefit of the Credit Parties, Agent and Lenders and their respective successors and assigns, except as otherwise provided herein. No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Agent and Lenders. The terms and provisions of this Amendment are for the purpose of defining the relative rights and obligations of the Credit Parties, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Amendment.

(b)                                       Entire Agreement. This Amendment, including all schedules and other documents attached hereto or incorporated by reference herein or delivered in connection herewith, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other understandings, oral or written, with respect to the subject matter hereof.

(c)                                        Fees and Expenses. As provided in Section 11.3 of the Credit Agreement, the Borrowers agree to pay on demand all fees, costs and expenses incurred by Agent in connection with the preparation, execution and delivery of this Amendment.

(d)                                       Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

(e)                                        Severability. Wherever possible, each provision of this Amendment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Amendment.

(f)                                        Conflict of Terms. Except as otherwise provided in this Amendment, if any provision contained in this Amendment is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Amendment shall govern and control.

(g)                                       Counterparts. This Amendment may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. Delivery of an executed signature page to this Amendment by telecopy shall be effective as delivery of a manually executed signature page to this Amendment.

(h)                                       Incorporation of Credit Agreement. The provisions contained in Sections 11.9 and 11.13 of the Credit Agreement are incorporated herein by reference to the same extent as if reproduced herein in their entirety, except with reference to this Amendment rather than the Credit Agreement.

(i)                                         Acknowledgment. Each Credit Party hereby acknowledges its status as a Credit Party and affirms its obligations under the Credit Agreement and represents and warrants that there are no liabilities, claims, suits, debts, liens, losses, causes of action, demands, rights, damages or costs, or expenses of any kind, character or nature whatsoever, known or unknown, fixed or contingent (collectively, the “Claims”), which any Credit Party may have or claim to have against Agent or any Lender, or any of their respective affiliates, agents, employees, officers, directors, representatives, attorneys, successors and assigns (collectively, the “Lender Released Parties”), which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents. In furtherance of the foregoing, each Credit Party hereby releases, acquits and forever discharges the Lender Released Parties from any and all Claims that any Credit Party may have or claim to have, relating to or arising out of or in connection with the Obligations or any Loan Documents or any other agreement or transaction contemplated thereby or any action taken in connection therewith from the beginning of time up to and including the date of the execution and delivery of this Amendment. Each Credit Party further agrees forever to refrain from commencing, instituting or prosecuting any lawsuit, action or other proceeding against any Lender Released Parties with respect to any and all Claims which might arise out of or be connected with any act of commission or omission of the Lender Released Parties existing or occurring on or prior to the date of this Amendment, including, without limitation, any Claims arising with respect to the Obligations or any Loan Documents.

[signature pages follow]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the day and year first above written.

HUTTIG BUILDING PRODUCTS, INC., as a
Borrower

By:
Name:
Title:

HUTTIG, INC., as a Borrower

By:
Name:
Title:

WELLS FARGO CAPITAL FINANCE, LLC, as Agent and a Lender

By:	/s/Kai Sorensen
Name:	Kai Sorensen
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Hilda Carbajal
Name:	Hilda Carbajal
Title:	Authorized Officer

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Ciara Bochenek
Name:	Ciara Bochenek
Title:	Vice President

ANNEX III

ANNEX I (from Annex A - Revolving Loan Commitments definition)

to

CREDIT AGREEMENT

Lender(s):

Bank of America, N.A,	$68,750,000
JPMorgan Chase Bank, N.A.	$68,750,000
Wells Fargo Capital Finance, LLC	$112,500,000
Total:	$250,000,000

SCHEDULE A

Owned Real Estate at the following locations:

1.	3601 N. 34th Ave., Phoenix, AZ 85079
2.	25 John Hancock, Taunton, MA 02780
3.	4072 Nash Road, Cape Girardeau, MO 63701
4.	421 Creble Road, Selkirk, NY 12158
5.	8100 S.W. Hunziker Rd., Tigard, OR 97223
6.	525 C St., N.W., Auburn, WA 98701
7.	7 Gaywalk Street, Augusta, ME 04330
8.	30244 Country Rd #12, Elkhart, IN 46515
9.	36 W. Lenhardt Road, Greenville, SC 29611
10.	2194 Sage Road, Medford, OR 87501
11.	3375/3231 North Wesleyan Highway, Rocky Mount, NC 27801
12.	2401 Northwest Industrial Parkway, Jackson, Mississippi 39209